EXHIBIT 10.31
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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is entered into as of February 28, 2003, (the "Effective Date") by and between EXTENDED SYSTEMS, INCORPORATED, a Delaware corporation (hereinafter referred to as the "Employer"), and Charles Jepson hereinafter referred to as the "Employee").

                              W I T N E S S E T H:

         The Employer wishes to employ the Employee, and the Employee agrees to accept such employment, on the terms and conditions set forth herein.

         NOW THEREFORE, based on the foregoing premises and for and in consideration of the mutual promises contained herein, the Employer and Employee agree as follows:

         1. EMPLOYMENT. From and after the Effective Date, Employer agrees to employ the Employee and Employee agrees to accept such employment as the Vice President of World Wide Sales and Marketing of Extended Systems, Incorporated (the "Employer"). Employee and Employer acknowledge and agree that such employment will be in accordance with Employer's standard employment policies, and Employee agrees to be bound by such employment policies, which shall be in addition to the terms and conditions contained herein. Employee further acknowledges that Employer policy manual or other similar documents are to be explanations of benefits or programs, and they do not change the terms of this Employment Agreement.

         2. AT-WILL EMPLOYMENT. The parties agree that Employee's employment with the Employer will be "at-will" employment and may be terminated at any time with or without cause or notice. Employee understands and agrees that neither his/her job performance nor promotions, commendations, bonuses or the like from the Employer give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his/her employment with the Employer.

         3. DUTIES OF EMPLOYEE. Employee agrees to perform the duties commensurate with employee's position and experience and as shall be assigned to employee from time to time by the Employer. Employee shall perform such duties in a diligent and loyal manner, shall devote his/her entire business time, attention, and efforts to the affairs of Employer within the scope of his/her employment as is reasonably necessary for the proper rendition of such services and shall diligently promote the interest of Employer. Employee shall not intentionally take any action against the best interest of Employer, or of Employer's parent, any other subsidiary, or affiliate of Employer. Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Employer. Employee and the company will mutually agree if the employee's participation on outside boards of directors will be acceptable

         4. SCOPE OF EMPLOYMENT. The general scope of Employee's employment shall be to serve as the Vice President of World Wide Sales and Marketing for Employer and to perform such duties as described in Exhibit "A", attached hereto, and such other duties as may be mutually agreed upon by the parties in accordance therewith as Employer may reasonably request.

         5. COMPENSATION.

                  (a) BASE SALARY. While employed hereunder, the Employer will pay Employee as compensation for his services a base salary at the monthly rate of $14,584 (the "Base Salary"). The Base Salary will be paid periodically in accordance with the Employer's normal payroll practices and be subject to the usual, required withholding. In addition to base pay, employee will be entitled to a commission plan. Current commission plan targets and details are outlined and attached in Exhibit "B" Subsequent commission plan targets and details will be agreed upon at the beginning of each fiscal year by employee and employer. The employee shall also be entitled to participate in any generally applicable executive stock and cash compensation bonus plans, when put in place by the CEO and compensation committee of the Board of Directors of the company.

                  (b) STOCK OPTION. On the "effective date", Employee will be granted a stock option to purchase 180,000 shares at an exercise price per share equal to the per share FMV of ESI Stock on the date of grant (the "Option"). The Option will vest as to 25% of the shares shall vest twelve months after the Vesting Commencement

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Date, and as to 1/48th of the shares subject to the Option shall vest each month thereafter, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to Employee's continued service to the Employer on the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Employer's Stock Plan and the stock option agreement by and between Employee and the Employer, both of which documents are incorporated herein by reference; provided, that Employee shall have until the first anniversary of his termination date to exercise any options which are vested or deemed vested as of such date. Options will be priced at FMV at close of market on the date of the grant.

                  (c) EMPLOYEE BENEFITS. While employed hereunder, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Employer of general applicability to other employees of the Employer, including, without limitation, the Employer's group medical, dental, vision, disability, and life insurance plans. The Employer reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

         6. VACATION. Employee shall accrue three (3) weeks of paid vacation in accordance with Employer's time-off policy. Vacation is subject to the requirements of Employer's time-off policy. In the event Employee is terminated for any reason, Employee shall be paid his/her accrued vacation at 100 % of normal base pay

         7. NOTICE OF TERMINATION. Each party agrees to provide the other with 14 days notice of termination, provided, however, this shall not alter any other term of this Agreement.


         8. SEVERANCE PAY. In the event Employee is involuntarily terminated by the Employer without cause, Employee shall be entitled to six (6) months of pay, at Employee's current base salary, (100 % of normal base pay) to be paid periodically in accordance with Employer's normal payroll practices and subject to the usual and required withholding, plus a lump sum of $2,000 in lieu of fringe benefits, and payout of accrued vacation, to be paid at or as soon as practicable following such termination. In order to receive such salary and lump sum payment, Employee must execute and not revoke the employer's then current "Release of All Employment Claims," (Participation in all stock option plans, stock purchase plans, and other company personnel benefits shall cease on the Employee's date of termination, subject to the specific provisions of option agreements or plans that may extend Employee's rights beyond date of termination. Should employee violate any of the provisions of this agreement, engage in any criminal activity, or engage in any activity which employer deems to be detrimental to its business, employer may terminate this agreement for cause and employee will not be entitled to a severance package. In the event of a Change of Control, as defined below, the six (6) month base salary termination shall be increased to twelve (12) months. Employee is responsible for any tax consequences triggered by severance payment or a Change in Control.


         For purposes of this Section 8, a "Change of Control" will include: (a) the acquisition of the Employer by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) other than a transaction or series of transactions in which the holders of the voting securities of the Employer outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Employer held by such holders prior to such transactions, at least fifty percent (50%) of the total voting power represented by the voting securities of the Employer or such surviving entity outstanding securities immediately after such transaction or series of transactions; or (b) a sale, lease or other conveyance of all or substantially all of the assets of the Employer

         If, within twelve (12) months following a Change of Control, (i) Employee terminates his or her employment with the Employer or the successor corporation due to an Involuntary Termination, or (ii) the Employer or the successor corporation terminates Employee's employment with the Employer or the successor corporation without cause, then all of the stock options granted by the Company on to the Employee prior to the Change of Control that are, as of the date of the termination, not fully vested and exercisable shall become fully vested and exercisable as of the date of the termination to the extent such stock options are outstanding and unexercisable at the time of such termination. This clause applies to all stock options granted to employee on effective date and going forward. This clause does not apply to any previously granted stock options.

         "Involuntary Termination" shall mean (i) without the Employee's express written consent, a significant reduction of the Employee's duties, position or

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responsibilities relative to the Employee's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Employer being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Employer remains as such following a Change of Control but is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an "Involuntary Termination;" (ii) without the Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) without the Employee's express written consent, a reduction by the Employer of the Employee's base salary as in effect immediately prior to such reduction;
(iv) without the Employee's express written consent, a material reduction by the Employer in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) without the Employee's express written consent, the relocation of the Employee to a facility or a location more than fifty (50) miles from his current location; (vi) any purported termination of the Employee by the Employer that is effected without cause or for which the grounds relied upon are not valid; or (vii) the failure of the Employer to obtain the assumption of this Agreement by any successors contemplated in Section 18 below.

         If Employee's employment with the Employer is terminated by the Employee , then (i) all vesting of the Option will terminate immediately and all payments of compensation by the Employer to Employee hereunder will terminate immediately (except as to amounts already earned), and (ii) Employee will only be eligible for severance benefits in accordance with the Employer's established policies as then in effect.

         Effective the date the Employee's employment with the Employer is terminated by either the Employer or the Employee, the Employee shall have a period of (90) ninety days following such termination date to fully exercise any remaining vested shares that resulted from option grants during the duration of the employment.

         9. CONFIDENTIAL INFORMATION. Employee agrees to sign the Nondisclosure Agreement.

         10. RETURN OF PROPERTY. On termination of his/her employment with Employer, Employee will immediately surrender to Employer, in good condition, all sales manuals, price lists, customer account lists, copies of invoices, mailing lists, letters, notes, memoranda, design specifications, drawings, minutes of meetings, financial reports, computer software programs, source codes, works in progress and any other similar items that have been supplied to Employee by Employer, or generated by Employee for the Employer's use or business and that are in Employee's possession, custody, or control wherever located, including all reproductions or copies of such materials. Unless the severance is as a result of a change of control, in this event the employee will be granted company owned office equipment in his possession, not to exceed $5000.

         11. EQUITABLE RELIEF. In the event of a breach of any covenant contained in this Agreement, the non-breaching party shall be entitled to an injunction restraining such breach in addition to any other remedies provided by law or in equity.

         12. ASSIGNMENT OF INVENTIONS.

                  (a) INVENTIONS RETAINED AND LICENSED. The Employee has attached to this Employment Agreement, as Exhibit "C" a list describing all inventions, original works of authorship, developments, improvements, and trade secrets that were made by him/her prior to his/her employment with the Employer, that relate to the Employer's proposed business, products or research and development, and that are not assigned to the Employer under this Employment Agreement (collectively, "Prior Inventions"). If no such list is attached, the Employee represents that there are no Prior Inventions. If in the course of the Employee's employment with the Employer, he/she incorporates into an Employer product, process or machine a Prior Invention owned by him/her or in which he/she have an interest, the Employer is granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell the Prior Invention as part of or in connection with the Employer's product, process or machine.

                  (b) ASSIGNMENT OF INVENTIONS. The Employee will promptly make a full written disclosure to the Employer, will hold in trust for the sole right and benefit of the Employer, and hereby assigns to the Employer, or its designee, all his/her right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not

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patentable or registrable under copyright or similar laws, that he/she may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Employee is in the employ of the Employer (collectively referred to as "Inventions"). The Employee further acknowledges that all original works of authorship that are made by him/her (solely or jointly with others) within the scope of and during the period of his/her employment with the Employer and that are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act. The decision whether or not to commercialize or market any Invention developed by the Employee solely or jointly with others is within the Employer's sole discretion and for the Employer's sole benefit. Neither the Employer nor any other entity will pay the Employee a royalty as a result of the Employer's efforts to commercialize or market any such Invention. The Employee will not incorporate any original work of authorship, development, concept, improvement, or trade secret owned, in whole or in part, by any third party, into any Invention without the Employer's prior written permission signed by the President of the Employer.

                  (c) INVENTIONS ASSIGNED TO THE UNITED STATES. The Employee agrees to assign to the United States government all his/her right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Employer and the United States or any of its agencies.

                  (d) MAINTENANCE OF RECORDS. The Employee will keep and maintain adequate and current written records of all Inventions made by him/her (solely or jointly with others) during the term of his/her employment with the Employer. The records will be in the form of notes, sketches, drawings, laboratory notebooks, and any other format that may be specified by the Employer. At all times, the records will (a) be available to Employer, and (b) remain the sole property of the Employer.

                  (e) PATENT AND COPYRIGHT REGISTRATIONS. The Employee will assist the Employer, or its designee, at the Employer's expense, in every proper way to secure and protect the Employer's rights in the Inventions and any related copyrights, patents, mask work rights or other intellectual property rights in any and all countries. The Employee will disclose to the Employer all pertinent information and data. The Employee will execute all applications, specifications, oaths, assignments and all other instruments that the Employer deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Employer, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any related copyrights, patents, mask work rights or other intellectual property rights. The Employee's obligation to execute or cause to be executed, when it is in his/her power to do so, any such instrument or papers will continue after the termination of this Employment Agreement. If the Employer is unable because of the Employee's mental or physical incapacity or for any other reason to secure the Employee's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Employer as above, then the Employee hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as his/her agent and attorney-in-fact. Accordingly, the Employer may act for and in the Employee's behalf to execute and file any applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations with the same legal force and effect as if executed by the Employee.

         13. CONFLICTING EMPLOYMENT. During the term of the Employee's employment with the Employer, he/she will not engage in any other employment, occupation, consulting or other business activity directly related to the business that the Employer is now involved or becomes involved during the term of the Employee's employment. The Employee will also not engage in any other activities that conflict with his/her obligations to the Employer. The employee is currently being paid as an employee of Diligent Software Systems. This arrangement will continue no longer than July 15, 2003. The employee has no obligations under his agreement with Diligent Systems that require any of his time to be devoted to that company.

         14. SURVIVAL. The provisions of paragraphs 8, 9, 10, 11 and 12 hereof shall survive the termination of the Agreement.

         15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement is unenforceable for any reason whatsoever, such provision shall be appropriately limited and given effect to the extent that it may be enforceable.

         16. GOVERNING LAW. All rights and obligations of the parties arising out of this Agreement will be construed and enforced in accordance with the laws of the state of Idaho, without reference to its rules as to conflicts of laws.

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         17. PREVAILING PARTY'S FEES. If the parties hereto become parties to any litigation, commenced by or against one another involving the enforcement of any rights or remedies under this Agreement, or arising on account of a default of the other party in its performance of such party's obligations hereunder, the prevailing party in such litigation shall be entitled to reimbursement of all of its legal fees, costs, and expenses incurred in connection with such litigation, and interest accrued thereon from the date of judgment, at the maximum rate permitted by law.

         18. ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by Employer without the prior written consent of Employee, which consent shall not be unreasonably withheld. No such consent shall be required for a transfer of value of all or substantially all of Employer's assets, whether such transfer is effected by asset sale, merger, stock sale or otherwise. Any attempted assignment in violation of the provisions of this section will be void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

         19. NOTICES. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

     If to the Employer:
                              Extended Systems, Inc.
                              5777 N. Meeker Ave
                              Boise, ID  83713
                              Attn: Debbie Kaylor

     If to Employee: At the last residential address known by the Employer.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

     EMPLOYER:      EXTENDED SYSTEMS, INCORPORATED


                    By: /s/ Steven D. Simpson                Date: 2/28/03
                        -------------------                        -------
                        Steven D. Simpson, President/CEO
     EMPLOYEE:
                    By:  /s/ Charles W. Jepson               Date: 2/28/03
                         ---------------------                     -------
                         Charles W. Jepson